As filed with the Securities and Exchange Commission on February 17, 2017

Registration No. 333- 202021

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Columbia Pipeline Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0658510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5151 San Felipe St., Suite 2500

Houston, Texas 77056

(713) 386-3701

(Address of Principal Executive Offices, Including Zip Code)

Columbia Pipeline Partners LP Long Term Incentive Plan

(Full Title of the Plan)

Stanley G. Chapman, III

Director and President

5151 San Felipe Street, Suite 2500

Houston, Texas 77056

(713) 386-3701

(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Columbia Pipeline Partners LP, a Delaware limited partnership (“CPPL”):

•	Registration Statement No. 333-202021, filed on February 11, 2015, registering 9,900,000 common units representing limited partner interests (the “Common Units”) under the Columbia Pipeline Partners LP Long Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger dated as of November 1, 2016 (the “Merger Agreement”), by and among Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), Pony Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of CPG (“Merger Sub”), CPPL and CPP GP LLC, a Delaware limited liability company and the general partner of CPPL, Merger Sub merged with and into CPPL (the “Merger”), with CPPL surviving the Merger as a wholly owned subsidiary of CPG, on February 17, 2017.

As a result of the Merger, CPPL has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by CPPL in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, CPPL hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities CPPL registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 17, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC,
its general partner

By:	/s/ Stanley G. Chapman, III
Name:	Stanley G. Chapman, III
Title:	Director and President